Exhibit 10.24 Undersea Exploration Modeling Agreement between Woods Hole Oceanographic Institute and Novint Technologies, Inc.

Undersea Exploration Modeling with Haptic Interaction

June 25, 2001 Phase 1 Draft Proposal

Submitted To:

Dr. Dana Yoerger
Woods Hole Oceanographic Institute

Submitted By:

Novint Technologies Inc
8500 Menaul Blvd
Albuquerque, NM 87112
http://www.novint.com
Telephone 505-559-9100

Woods Hole / Jason Project

Background

Dr. Dana Yoerger of the Woods Hole Oceanographic Institute (WHOI) under an Office of Naval Research grant, in conjunction with the JASON Project (http://www.jasonproject.org/) and the Institute for Exploration (http://www.ife.org/index1.cfm) wishes to undertake a project that integrates haptic interaction into undersea exploration systems. As part of their expeditions, these researchers and educators utilize undersea manned and remotely piloted vehicles with sonar and video imaging sensors. Targeting a 2003 expedition to excavate Phoenician wrecks off the coast of Israel, new Kraft force-detecting manipulators will be added to their undersea vehicles. The manipulators will be used to help in the archeological excavation of the wrecks.

The proposed project will explore the use of haptic interaction within virtual 3D models for three purposes:

1. To prepare and analyze data models of excavation sites prior to excavation
2. To control and constrain the actual manipulators during excavation
3. To provide virtual models of excavations after the fact for educational purposes

The primary anticipated benefit of force feedback constraints is to allow more precise and delicate excavation of the archeological site.

Project Goals

Dr. Yoerger envisions a 3 year effort to complete this project. Key technical challenges include:

- The generation of three-dimensional excavation models utilizing sensor data.
- The generation of the virtual model of the manipulator and its integration with the haptic interface.
- The integration of the real manipulator with the haptic interface.
- The ability to feel and modify the three-dimensional models in the virtual environment.
- The ability to provide virtual "playback" of the excavation procedures for educational procedures

In brief, the project will proceed as follows. In phase 1, sonar and video sensor information will be used to build three-dimensional models of the underwater environment. These models will "touchable" using the haptic interface. In addition, the haptic interface will be used to operate virtual tools for excavation modeling and planning. In phase 2, the haptic interface will be used in a tele-operator mode, to drive the terminus position and orientation of the real excavation manipulators. When the real manipulator is used, sensory-derived information will be used to generate the interaction forces displayed using the haptic interface. In phase 3, the virtual environment with haptic interaction will be used to provide immersive "playback" of the excavation for educational purposes.

Phase 1 Novint Responsibilities

Novint's efforts will concentrate on providing the basic haptic and visual rendering tools and environmental representations so that WHOI researchers can concentrate on the overall research application and system. The major components and efforts that Novint will provide are:

- General consulting on haptic interaction and rendering as required
- A core three-dimensional modeling application (v-Dig)
- Haptic and visual rendering algorithms for the three-dimensional models
- Haptic modification algorithms and tools to support excavation including haptic feedback

The initial project phase, targeted for this summer (2001), will focus on creating the virtual environment – models and tools. A graduate-student working at WHOI will start work on this effort at the beginning of June. Novint Technologies (Novint) will provide a Phantom haptic interface, off-the-shelf 3D haptic modeling software (v-Dig), along with consulting and customization specific to this first phase of the project.

Technical Thoughts

Phase 1 Efforts

Novint will provide WHOI with a PHANTOM Desktop and off-the-shelf software, including source code, for WHOI to be able to view their data, interact with it haptically and be able to perform "virtual excavation". Novint's off-the-shelf software, once customized, will provide WHOI with the ability to load bottom data, load in scene objects (e.g., amphorae) and interact with them. WHOI will be able to see and feel these objects. WHOI will be able to excavate the "bottom" with tools that simulate their excavation tools including being able to constrain virtual tool motion. They will feel if they hit non-bottom objects during excavation. Finally they will be able to save the scene if they so desire.

Novint will provide:

- PHANTOM interface and GHOST software toolkit
- V-Dig software
- Customization and Consulting

The main features of the customized v-Dig software will be:

- Ability to read in bottom data and polygonal objects (including geometry, color and texture information) in VRML97 format. It is assumed that all objects will be scaled appropriately before they are read by v-Dig. Objects can be placed (i.e., translated and rotated) within v-Dig. Bottom data and scene objects may be read in as separate files. Non-bottom objects will be capable of being partially or completely "below" the bottom.
- Ability to visually and haptically render these objects. The bottom can be "excavated" using virtual tools. Other objects will not be capable of being modified. They user will be able to see and feel them. Novint will support simple visual transparency for the bottom so that objects embedded in the "bottom" can be seen more clearly (if desired).

- Three custom tool types - gripper, brush and vacuum – with 6DOF orientation by the PHANTOM will be provided.
- Ability to constrain tool motion including 3DOF force-feedback of the constraints. Novint will provide 1 or 2 simple constraints (e.g., linear and planar) upon further discussion with WHOI.
- Ability to save scene state in VRML97 format.
- C++ source code (see license issues below – in brief source is provided for use within WHOI only, source code is confidential material not to be disseminated or published and there will be no redistribution or development of derivative works for use outside this specific project).

It is assumed that the sensor processing required to generate the VRML97 files to be used by v-Dig will be done by WHOI. Furthermore, it is assumed that WHOI will do any manipulator modeling (kinematics, graphics, etc.).

Future Efforts

Novint's future efforts will concentrate on providing more powerful "scene manipulation" capabilities, more sophisticated constraints, volumetric data import and rendering and integration with the real manipulators.

Phase 1 WHOI Responsibilities:

- Overall system engineering
- The specifics of the excavation modeling and control application
- Tools to generate VRML97 models based on sonar and visual sensory data
- The virtual manipulator model

Intellectual Properties & Licensing

In general, the off-the-shelf software and customization that is developed by Novint will be owned by Novint. It may be necessary to provide source code to WHOI to enable their own expansion and customization of the application(s). Software that is developed during this project by WHOI will remain the property of WHOI. Novint requests the right to license for potential commercial release any software that WHOI develops during the project. Novint agrees to negotiate a suitable fee or royalty for such release.

Novint's can provide this source code under a license that:

1. Limits this use of source code to "research purposes only". By this we mean that WHOI would not release commercial (for sale) applications to others.
2. Limits this use of source code to this specific WHOI project only. This means that this software will not be provided to other institutions or groups outside of this WHOI project.
3. Maintains this source code as the Confidential Materials of Novint. This means that the source code and written materials will be kept under suitable protection on WHOI premises.
4. Enables Novint to license any code developed at WHOI for use in Novint's commercial products. Novint would provide either a one time payment or royalty (to be mutually agreed) to WHOI for such use.

If these draft license terms are generally acceptable to WHOI, then Novint will draw up a formal license agreement.

Financials

This proposal is provided in two parts. The first is the attached quotation for the off-the-shelf haptic interface hardware and VNP software. The second is this proposal for consulting.

1. Given the fluid nature of the project, and the need for both WHOI and Novint to define the specific consulting and customization requirements as the project evolves, this second part of the project is provided as a best effort consulting agreement. Novint will provide software design and development consulting to WHOI at the rate of $90/hour. Based on WHOI's estimate of a $20,000 consulting budget for phase 1 (summer 2001) of the project, this results in a "bucket" of approximately 225 hours. Some of this will be used to complete the customization listed above. The rest of this time will be available to WHOI for ad hoc consulting during phase 1 of the project.

2. Novint will provide a SPOC (single point of contact) to WHOI for this project. In addition, Novint will provide monthly status reports on hours of consulting expended and specific tasks performed.

3. For the consulting effort, Novint will invoice WHOI at the end of each month for the hours used in that period.

4. Payment terms are Net 30 days.

Warranty

The v-Dig software is delivered as is. Novint will make its best effort to correct major defects or flaws for a period of 90 days after the v-Dig software is installed and customization is completed.

Signatures

Agreed:	Agreed:
WHOI	Novint Technologies, Inc.
By:	By:
______________________	______________________
Name:	Tom Anderson
Title:	President
Date:	Date: